Exhibit 99.1

Verra Mobility Announces Second Quarter 2025 Financial Results

•
Total revenue of $236.0 million
•
Net income of $38.6 million
•
Net cash provided from operations of $75.1 million
•
Reaffirming 2025 full year guidance

MESA, Ariz., August 6, 2025 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the second quarter ended June 30, 2025.

“We delivered a strong second quarter with all key financial measures ahead of our internal expectations,” said David Roberts, President and CEO, Verra Mobility. “I am really proud of the team for executing strong performance and navigating a volatile macroeconomic period, while still generating strong revenue, earnings and cash flow growth. Based on our strong first-half performance and our outlook for the remainder of the year, we are maintaining our Full Year 2025 financial guidance. While travel demand appears to be stabilizing, we remain cautious that a further modest decline in travel volume may cause us to trend to the lower end of the financial ranges previously provided.”

Second Quarter 2025 Financial Highlights

•
Revenue: Total revenue for the second quarter of 2025 was $236.0 million, an increase of 6% compared to $222.4 million for the second quarter of 2024. Service revenue growth was 5%, driven by 7% growth in our Government Solutions segment and 5% growth from our Commercial Services segment. Government Solutions service revenue growth was driven primarily by the expansion of bus lane and school bus stop arm enforcement programs as well as speed and red-light enforcement programs, and the growth in Commercial Services revenue was due to increases in product adoption, tolling activity and our European operations. Parking Solutions service revenue declined by $0.1 million compared to the second quarter of 2024, as increased revenue from our software as a service (“SaaS”) product offerings was offset by a decrease in subscription and professional services revenue related to parking management solutions.
•
Net income and Earnings Per Share (EPS): Net income for the second quarter of 2025 was $38.6 million, or $0.24 per share, based on 161.5 million diluted weighted average shares outstanding. Net income for the comparable 2024 period was $34.2 million, or $0.20 per share, based on 168.6 million diluted weighted average shares outstanding. The increase in net income for the second quarter of 2025 is primarily attributable to increased income from operations along with a decrease in interest expense compared to the prior year period.
•
Adjusted EPS*: Adjusted EPS for the second quarter of 2025 was $0.34 per share compared to $0.31 per share for the second quarter of 2024.
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Adjusted EBITDA*: Adjusted EBITDA was $105.3 million for the second quarter of 2025 compared to $102.2 million for the same period in 2024. Adjusted EBITDA margin was 45% and 46% of total revenue for the 2025 and 2024 periods, respectively.

•
Net Cash Provided from Operations: Cash provided by operating activities increased by approximately $35.1 million from $40.0 million for the three months ended June 30, 2024 to $75.1 million for the three months ended June 30, 2025 due primarily to improved working capital management.
•
Free Cash Flow*: Free Cash Flow was $40.3 million for the second quarter of 2025 compared to $26.0 million for the same period last year.

*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.

We report our results of operations based on three operating segments:

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Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
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Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement cameras to detect and process traffic violations related to speed, red-light, school bus and city bus lane management.
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Parking Solutions provides an integrated suite of parking software, transaction processing and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

Second Quarter 2025 Segment Detail

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The Commercial Services segment generated total revenue of $109.1 million, a 5% increase compared to $104.0 million in the same period in 2024. Segment profit was $72.0 million, a 4% increase from $69.5 million in the prior year period. The increases in revenue and segment profit compared to the prior year period resulted from increased product adoption, tolling activity and from our European operations compared to the prior year. The segment profit margin was 66% for the second quarter of 2025 and 67% for the second quarter of 2024.
•
The Government Solutions segment generated total revenue of $107.1 million, a 10% increase compared to $97.7 million in the same period in 2024. The increase was due to a 7% increase in recurring service revenue over the prior year period, primarily driven by the expansion of bus lane and school bus stop arm enforcement programs as well as increased revenue from speed and red-light enforcement programs. In addition, product revenue increased approximately $2.9 million from the prior year period. The segment profit was $30.1 million in 2025 compared to $29.9 million in the prior year period with segment profit margins of 28% for 2025 and 31% for 2024.
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The Parking Solutions segment generated total revenue of $19.9 million, a 4% decrease compared to $20.7 million in the same period in 2024 due primarily to a decrease in one-time product sales compared to the prior year period. The segment profit was $3.2 million compared to $2.8 million in the prior year period with segment profit margins of 16% for 2025 and 14% for 2024.

Liquidity: As of June 30, 2025, cash and cash equivalents were $147.7 million, and we generated $75.1 million in net cash provided by operating activities for the three months ended June 30, 2025.

Net Debt and Net Leverage*: As of June 30, 2025, Net Debt was $893.4 million and Net Leverage was 2.2x, as compared to $968.0 million and 2.4x as of December 31, 2024.

*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.

Fourth Amendment to Revolving Credit Agreement

On May 15, 2025, we entered into a fourth amendment to the Revolving Credit Agreement (the “Revolver”) which increased the existing commitment from $75.0 million to $125.0 million available for loans and letters of credit. The remaining terms of the Revolver were unchanged including the maturity date of December 18, 2026. There were no outstanding borrowings on the Revolver as of June 30, 2025 or December 31, 2024. The availability to borrow was $123.9 million, net of $1.1 million of outstanding letters of credit at June 30, 2025.

Share Repurchases and Retirement

In October 2023, our Board of Directors authorized a share repurchase program for up to an aggregate amount of $100.0 million of our outstanding shares of Class A Common Stock over an 18-month period. After we repurchased an aggregate 3.5 million shares for approximately $87.3 million in fiscal year 2024, in December 2024 our Board of Directors authorized the repurchase of up to an additional $100 million of our outstanding shares under the then-existing program, providing us with approximately $112.7 million available for repurchases. On December 11, 2024, we entered into an accelerated share repurchase (“ASR”) agreement with a third-party financial institution and paid $112.7 million to receive an initial delivery of 3,821,958 shares of our Class A Common Stock. The final settlement occurred on March 3, 2025, at which time, we received an additional 685,934 shares calculated using a volume-weighted average price over the term of the ASR agreement. All repurchased shares were subsequently retired. The authorization under this share repurchase program ended on April 30, 2025.

On May 17, 2025, our Board of Directors authorized a new share repurchase program for up to an aggregate amount of $100.0 million of our outstanding shares of Class A Common Stock. Under the repurchase program, we may purchase shares of Class A Common Stock until November 2026 through open market purchases, in privately negotiated transactions or by other means, including trading plans intended to qualify under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and ASR agreements, each as permitted under applicable rules and regulations. The amount and timing of repurchases will be determined at our discretion and will depend on a variety of factors, including price, general business and market conditions, applicable legal requirements, and alternative investment opportunities. The repurchase program does not obligate us to acquire any particular amount of Class A Common Stock or at any specific time intervals and may be modified, suspended or terminated at any time. We have not yet repurchased shares of Class A Common Stock under this repurchase program.

New Corporate Headquarters Lease

On May 29, 2025, we entered into a lease agreement for our new corporate headquarters building in Mesa, Arizona and began recording lease expense when we obtained access to the building to begin tenant improvements. Accordingly, we modified our existing corporate headquarters lease term to end in early 2026 when we expect to relocate to the new building.

2025 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

We are providing the following forward-looking guidance, which includes Adjusted EBITDA, Adjusted EPS, and Free Cash Flow, all of which are non-GAAP financial measures (defined below).

Based on our first-half 2025 results and our outlook for the remainder of the year, we are reaffirming 2025 full year guidance for all financial measures.

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Total Revenue of $925 million to $935 million
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Adjusted EBITDA of $410 million to $420 million
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Adjusted EPS of $1.30 to $1.35
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Free Cash Flow of $175 million to $185 million

Underlying Assumptions for 2025 Full Year Guidance

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Weighted average fully diluted share count expected to be approximately 163 million shares for the full year 2025
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Effective tax rate (including state taxes) is expected to be 28.5% to 29.5%, with approximately $45 million in total cash taxes expected to be paid in 2025. The effective tax rate for non-GAAP adjustments is provided in the Reconciliation of Net Income to Adjusted Net Income and Calculation of Adjusted EPS
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Depreciation and amortization expense expected to be approximately $110 million for 2025
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Total interest expense, net expected to be approximately $70 million, of which approximately $65 million is expected to be net cash interest paid
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Change in working capital (change in operating assets and liabilities) is expected to result in a use of cash of approximately $15 million for 2025
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Capital expenditures (purchases of installation and service parts and property and equipment) are expected to be approximately $110 million for 2025

Conference Call Details

Date: August 6, 2025

Time: 5:00 p.m. Eastern Time

To access this conference call by telephone, register here to receive dial-in numbers and a unique PIN to join the call.

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

A replay of the call will also be made available on the Investor Relations website. A copy of the earnings call presentation will be posted to our website.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. We sit at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Our transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. We also solve complex payment, utilization and compliance challenges for fleet owners and rental car companies. We are headquartered in Arizona, and operate in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Forward-looking statements include statements regarding changes and trends in the market for our products and services, including expected resilience of travel demand and impact on our Commercial Services segment, expected strong sales bookings in our Government Solutions segment and a strong run-rate in our Parking Solutions segment, expected operating results and metrics, such as revenue growth, expansion plans and opportunities, 2025 full year guidance, including expected total revenue, Adjusted EBITDA, Adjusted EPS and Free Cash Flow, the underlying assumptions for the 2025 full year guidance, including expected weighted average fully diluted share count, effective tax rate and cash taxes, expected depreciation and amortization, expected interest expense, net and total net cash interest, expected change in working capital and expected capital expenditures, our ability to meet our long-term outlook, expectations concerning our share repurchase program and the timing for our relocation to our new headquarters. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to, the impact of negative industry and macroeconomic conditions on our customers or Verra Mobility; customer concentration in our Commercial Services and Government Solutions segments including risks impacting such segments, including travel demand, legislation, and the risk of losing a customer; risks related to our contract with the New York City Department of Transportation (“NYCDOT”), which comprises a material portion of our revenue and was extended through December 31, 2025, including risks related to the ongoing contract negotiations as part of the competitive procurement process with the NYCDOT, including if the contract terms and pricing are materially different from our current contract, or if the parties fail to consummate a new agreement; risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits and investigations; decreases in the prevalence or political acceptance of, or an increase in governmental restrictions regarding, automated and other similar methods of photo enforcement, parking solutions or the use of tolling; our ability to successfully implement our acquisition strategy or integrate acquisitions; failure in or breaches of our networks or systems, including as a result of cyber-attacks or other incidents; risks and uncertainties related to our international operations/our ability to develop and successfully market new products and technologies into new markets; our failure to acquire necessary intellectual property or adequately protect our intellectual property; our ability to manage our substantial level of indebtedness; our ability to maintain an effective system of internal controls; our ability to properly perform under our contracts and otherwise satisfy our customers; decreased interest in outsourcing from our customers; our ability to keep up with technological developments and changing customer preferences; our ability to compete in a highly competitive and rapidly evolving market; risks and uncertainties related to our share repurchase program; risks and uncertainties related to litigation, disputes and regulatory investigations; our reliance on specialized third-party vendors and service providers; and other risks and uncertainties indicated from time to time in documents we filed or will file with the Securities and Exchange Commission (the “SEC”). In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2024 Annual Report on Form 10-K and our quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website including our quarterly earnings presentation as a means of disclosing material non-public information, additional financial and operating metrics and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin, Net Debt, and Net Leverage are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA, Adjusted EPS or Free Cash Flow which are included in our 2025 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income, Adjusted EPS to net income per share and Free Cash Flow to net cash provided by operating activities, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use the non-GAAP metrics EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin to measure our performance from period to period, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. We use the non-GAAP metrics Free Cash Flow in connection with managing the business and we use the non-GAAP metrics “Net Debt” and “Net Leverage” to understand our overall leverage position and to evaluate capital allocation decisions. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance, liquidity and leverage relative to other periods. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share, other consolidated income, cash flow or debt data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. "Adjusted EBITDA" further excludes certain non-cash expenses and non-recurring items.

Free Cash Flow

We define “Free Cash Flow” as net cash flow provided by operating activities less purchases of installation and service parts and property and equipment.

Adjusted Net Income

We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses such as change in fair value of interest rate swap, loss on extinguishment of debt, among other items.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

Net Debt

We define “Net Debt” as total long-term debt, net excluding original issue discounts and unamortized deferred financing costs, less cash and cash equivalents.

Net Leverage

We define “Net Leverage” as Net Debt divided by the trailing twelve months Adjusted EBITDA as of the current quarter-end.

Additional Metrics

Recurring Revenue or Recurring Service Revenue

We define “Recurring Revenue” or “Recurring Service Revenue” as all revenue other than product sales for each of our segments, as we typically generate revenue on a recurring monthly basis under long-term contracts with our customers. This includes our Commercial Services segment where we generate service revenue through processing of tolls, violations, and titles and registrations.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$147,651	$77,560
Restricted cash	6,274	3,594
Accounts receivable (net of allowance for credit losses of $21.7 million and $17.0 million at June 30, 2025 and December 31, 2024, respectively)	217,359	206,503
Unbilled receivables	51,426	48,193
Inventory	16,090	15,502
Prepaid expenses and other current assets	36,335	42,647
Total current assets	475,135	393,999
Installation and service parts, net	34,571	36,631
Property and equipment, net	177,804	141,601
Operating lease assets	20,226	29,895
Intangible assets, net	200,917	232,297
Goodwill	742,390	735,615
Other non-current assets	44,389	44,451
Total assets	$1,695,432	$1,614,489
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$111,448	$91,224
Deferred revenue	29,808	29,374
Accrued liabilities	61,586	73,980
Tax receivable agreement liability, current portion	5,163	5,163
Total current liabilities	208,005	199,741
Long-term debt, net	1,031,430	1,034,211
Operating lease liabilities, net of current portion	14,291	25,757
Tax receivable agreement liability, net of current portion	37,977	42,977
Asset retirement obligations	17,178	15,493
Deferred tax liabilities, net	15,670	14,699
Other long-term liabilities	18,779	16,486
Total liabilities	1,343,330	1,349,364
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	16	16
Additional paid-in capital	557,169	551,955
Accumulated deficit	(196,037)	(269,287)
Accumulated other comprehensive loss	(9,046)	(17,559)
Total stockholders' equity	352,102	265,125
Total liabilities and stockholders' equity	$1,695,432	$1,614,489

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2025	2024	2025	2024
Service revenue	$223,477	$212,017	$435,379	$414,738
Product sales	12,548	10,409	23,900	17,418
Total revenue	236,025	222,426	459,279	432,156
Cost of service revenue, excluding depreciation and amortization	4,629	4,641	9,412	8,946
Cost of product sales	8,946	7,848	16,978	13,134
Operating expenses	81,317	74,903	155,056	145,543
Selling, general and administrative expenses	48,466	46,343	99,967	94,514
Depreciation, amortization and (gain) loss on disposal of assets, net	29,473	27,522	57,287	54,497
Total costs and expenses	172,831	161,257	338,700	316,634
Income from operations	63,194	61,169	120,579	115,522
Interest expense, net	16,572	18,845	33,208	38,480
Gain on interest rate swap	—	(23)	—	(419)
Loss on extinguishment of debt	23	—	48	595
Other income, net	(6,003)	(5,245)	(10,112)	(9,698)
Total other expenses	10,592	13,577	23,144	28,958
Income before income taxes	52,602	47,592	97,435	86,564
Income tax provision	14,027	13,369	26,521	23,192
Net income	$38,575	$34,223	$70,914	$63,372
Other comprehensive income (loss):
Change in foreign currency translation adjustment	6,386	1,434	8,513	(1,826)
Total comprehensive income	$44,961	$35,657	$79,427	$61,546
Net income per share:
Basic	$0.24	$0.21	$0.44	$0.38
Diluted	$0.24	$0.20	$0.44	$0.38
Weighted average shares outstanding:
Basic	159,478	166,064	159,511	166,152
Diluted	161,543	168,615	161,804	168,670

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,
($ in thousands)	2025	2024
Cash Flows from Operating Activities:
Net income	$38,575	$34,223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,155	27,465
Amortization of deferred financing costs and discounts	971	1,033
Change in fair value of interest rate swap	—	249
Loss on extinguishment of debt	23	—
Credit loss expense	5,741	4,059
Deferred income taxes	(2,987)	(1,395)
Stock-based compensation	7,279	6,590
UTP reserve release	(1,682)	—
Other	—	146
Changes in operating assets and liabilities:
Accounts receivable	(10,133)	(32,191)
Unbilled receivables	(4,218)	(730)
Inventory	(55)	174
Prepaid expenses and other assets	1,198	(9,757)
Deferred revenue	3,105	1,623
Accounts payable and other current liabilities	9,985	9,613
Other liabilities	(1,809)	(1,066)
Net cash provided by operating activities	75,148	40,036
Cash Flows from Investing Activities:
Cash receipts for interest rate swap	—	272
Purchases of installation and service parts and property and equipment	(34,875)	(14,054)
Cash proceeds from the sale of assets	75	42
Net cash used in investing activities	(34,800)	(13,740)
Cash Flows from Financing Activities:
Repayment of long-term debt	(2,254)	(2,254)
Payment of debt issuance costs	(219)	(117)
Share repurchases and retirement	—	(51,500)
Proceeds from the exercise of stock options	671	285
Payment of employee tax withholding related to RSUs and PSUs vesting	(384)	(1,050)
Net cash used in financing activities	(2,186)	(54,636)
Effect of exchange rate changes on cash and cash equivalents	1,232	510
Net increase (decrease) in cash, cash equivalents and restricted cash	39,394	(27,830)
Cash, cash equivalents and restricted cash - beginning of period	114,531	153,228
Cash, cash equivalents and restricted cash - end of period	$153,925	$125,398

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
($ in thousands)	2025	2024
Cash Flows from Operating Activities:
Net income	$70,914	$63,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,645	54,351
Amortization of deferred financing costs and discounts	1,903	2,394
Change in fair value of interest rate swap	—	147
Loss on extinguishment of debt	48	595
Credit loss expense	13,856	9,306
Deferred income taxes	(4,467)	(699)
Stock-based compensation	13,735	12,148
UTP reserve release	(1,682)	—
Other	1,227	465
Changes in operating assets and liabilities:
Accounts receivable	(23,674)	(21,968)
Unbilled receivables	(2,710)	(7,231)
Inventory	182	653
Prepaid expenses and other assets	5,975	(4,192)
Deferred revenue	(56)	(2,208)
Accounts payable and other current liabilities	7,900	(31,170)
Other liabilities	(1,683)	(1,595)
Net cash provided by operating activities	138,113	74,368
Cash Flows from Investing Activities:
Cash receipts for interest rate swap	—	566
Purchases of installation and service parts and property and equipment	(56,118)	(28,333)
Cash proceeds from the sale of assets	99	90
Net cash used in investing activities	(56,019)	(27,677)
Cash Flows from Financing Activities:
Repayment of long-term debt	(4,509)	(4,509)
Payment of debt issuance costs	(262)	(224)
Share repurchases and retirement	—	(51,500)
Proceeds from the exercise of stock options	841	974
Payment of employee tax withholding related to RSUs and PSUs vesting	(6,990)	(5,658)
Net cash used in financing activities	(10,920)	(60,917)
Effect of exchange rate changes on cash and cash equivalents	1,597	(98)
Net increase (decrease) in cash, cash equivalents and restricted cash	72,771	(14,324)
Cash, cash equivalents and restricted cash - beginning of period	81,154	139,722
Cash, cash equivalents and restricted cash - end of period	$153,925	$125,398

VERRA MOBILITY CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Net income	$38,575	$34,223	$70,914	$63,372
Interest expense, net	16,572	18,845	33,208	38,480
Income tax provision	14,027	13,369	26,521	23,192
Depreciation and amortization	29,155	27,465	56,645	54,351
EBITDA	98,329	93,902	187,288	179,395
Transaction and other related expenses (i)	1,093	113	1,093	1,641
Transformation expenses (ii)	(1,403)	1,569	(1,403)	1,569
Gain on interest rate swap	—	(23)	—	(419)
Loss on extinguishment of debt	23	—	48	595
Stock-based compensation (iii)	7,279	6,590	13,735	12,148
Adjusted EBITDA	$105,321	$102,151	$200,761	$194,929

Adjusted EBITDA Margin	45%	46%	44%	45%
Revenue	236,025	222,426	459,279	432,156

(i)
Transaction and other related expenses for the periods presented primarily related to deal costs incurred for potential acquisitions and debt modification costs related to the 2024 refinancing on our first lien term loan.
(ii)
Transformation expenses for the 2025 periods represent a non-cash benefit in relation to a building lease. Transformation expenses for the 2024 periods consist of severance and other employee separation costs related to exit activities initiated during the period.
(iii)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$75,148	$40,036	$138,113	$74,368
Purchases of installation and service parts and property and equipment	(34,875)	(14,054)	(56,118)	(28,333)
Free Cash Flow	$40,273	$25,982	$81,995	$46,035

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND CALCULATION OF ADJUSTED EPS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2025	2024	2025	2024
Net income	$38,575	$34,223	$70,914	$63,372
Amortization of intangibles	16,377	16,741	33,074	33,486
Transaction and other related expenses (i)	1,093	113	1,093	1,641
Transformation expenses (ii)	(1,403)	1,569	(1,403)	1,569
Change in fair value of interest rate swap	—	249	—	147
Loss on extinguishment of debt	23	—	48	595
Stock-based compensation (iii)	7,279	6,590	13,735	12,148
Total adjustments before income tax effect	23,369	25,262	46,547	49,586
Income tax effect on adjustments	(6,771)	(7,579)	(13,485)	(14,697)
Total adjustments after income tax effect	16,598	17,683	33,062	34,889
Adjusted Net Income	$55,173	$51,906	$103,976	$98,261

Adjusted EPS	$0.34	$0.31	$0.64	$0.58
Diluted weighted average shares outstanding	161,543	168,615	161,804	168,670
Annual estimated effective income tax rate (iv)	29%	30%	29%	30%

(i)
Transaction and other related expenses for the periods presented primarily related to deal costs incurred for potential acquisitions and debt modification costs related to the 2024 refinancing on our first lien term loan.
(ii)
Transformation expenses for the 2025 periods represent a non-cash benefit in relation to a building lease. Transformation expenses for the 2024 periods consist of severance and other employee separation costs related to exit activities initiated during the period.
(iii)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.
(iv)
The annual estimated effective tax rate used above excludes discrete items as they do not impact taxable income. This rate differs from the period-to-date effective tax rate used on our condensed consolidated statements of operations which includes the discrete items.

RECONCILIATION OF TOTAL LONG-TERM DEBT, NET TO NET DEBT AND NET LEVERAGE (Unaudited)

($ in thousands)	June 30, 2025	December 31, 2024
Total long-term debt, net	$1,031,430	$1,034,211
Original issue discounts	1,950	2,322
Unamortized deferred financing costs	7,679	9,035
Total long-term debt, excluding original issue discounts and unamortized deferred financing costs	1,041,059	1,045,568
Cash and cash equivalents	(147,651)	(77,560)
Net Debt	$893,408	$968,008

Net Leverage	2.2x	2.4x
Trailing twelve months adjusted EBITDA (i)	407,446	401,614

(i)
Trailing twelve months or “TTM” is measured by adding the trailing four quarters ending as of the current quarter, as presented in the below table.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA BY QUARTER (Unaudited)

($ in millions)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	TTM 2024	Q1 2025	Q2 2025	TTM 2025
Net income (loss)	$29.1	$34.2	$34.7	$(66.7)	$31.4	$32.3	$38.6	$38.9
Interest expense, net	19.6	18.8	18.7	16.7	73.9	16.6	16.6	68.6
Income tax provision	9.9	13.4	13.8	10.8	47.7	12.5	14.0	51.1
Depreciation and amortization	26.9	27.5	26.6	27.5	108.5	27.6	29.1	110.8
EBITDA	85.5	93.9	93.8	(11.7)	261.5	89.0	98.3	269.4
Transaction and other related expenses (i)	1.5	0.1	2.5	1.2	5.4	—	1.1	4.8
Transformation expenses (ii)	—	1.6	1.0	1.9	4.4	—	(1.4)	1.5
Legal accrual (iii)	—	—	—	8.3	8.3	—	—	8.3
Loss on extinguishment of debt	0.6	—	—	1.1	1.7	—	—	1.1
Goodwill impairment (iv)	—	—	—	97.1	97.1	—	—	97.1
Loss (gain) on interest rate swap	(0.4)	—	0.9	—	0.5	—	—	0.9
Tax receivable agreement liability adjustment	—	—	—	(0.3)	(0.3)	—	—	(0.3)
Stock-based compensation (v)	5.6	6.6	6.5	4.4	23.0	6.4	7.3	24.6
Adjusted EBITDA	$92.8	$102.2	$104.7	$102.0	$401.6	$95.4	$105.3	$407.4

(i)
Transaction and other related expenses for the periods presented primarily related to deal costs incurred for potential acquisitions and debt modification costs related to the 2024 refinancings on our first lien term loan.
(ii)
Transformation expenses for the 2025 period represent a non-cash benefit in relation to a building lease. Transformation expenses for the 2024 periods consist of severance and other employee separation costs related to exit activities initiated during the period.
(iii)
This relates to accruals for estimated loss contingencies during fiscal year 2024.
(iv)
This relates to the impairment of goodwill in our Parking Solutions segment during the fourth quarter of fiscal year 2024.
(v)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com